Exhibit 10.1

Date 30 June 2017

OLYMPIA II NAVIGATION LIMITED

SUI AN NAVIGATION LIMITED

PINGEL NAVIGATION LIMITED

EBBA NAVIGATION LIMITED

and

CLAN NAVIGATION LIMITED

as Borrowers

and

ABN AMRO BANK N.V.

as a Lender

and

ABN AMRO BANK N.V.

as Lead Arranger, Agent and Security Trustee

SUPPLEMENTAL AGREEMENT

in relation to a Facility Agreement

dated as of 30 May 2008

as amended and supplemented by an Amending and Restating Deed dated 9 June 2010,

and by supplemental agreements dated 20 May 2013 and 13 March 2014

INCE & CO

PIRAEUS

Index

Clause		Page No

1	INTERPRETATION	3

2	AGREEMENT OF THE CREDITOR PARTIES	4

3	CONDITIONS PRECEDENT/CONDITIONS SUBSEQUENT	4

4	REPRESENTATIONS AND WARRANTIES	5

5	AMENDMENTS TO FACILITY AGREEMENT AND OTHER FINANCE DOCUMENTS	5

6	FURTHER ASSURANCES	6

7	FEES AND EXPENSES	7

8	NOTICES	7

9	SUPPLEMENTAL	7

10	LAW AND JURISDICTION	7

SCHEDULE		7

APPENDIX 1 FORM OF EFFECTIVE DAY NOTICE		9

APPENDIX 2 FORM OF AMENDED AND RESTATED FACILITY AGREEMENT		10

THIS AGREEMENT is made on 30 June 2017

BETWEEN

(1)	OLYMPIA II NAVIGATION LIMITED, SUI AN NAVIGATION LIMITED, PINGEL NAVIGATION LIMITED, EBBA NAVIGATION LIMITED and CLAN NAVIGATION LIMITED, as joint and several Borrowers;

(2)	ABN AMRO BANK N.V. as Lenders; and

(3)	ABN AMRO BANK N.V. as Agent, Security Trustee and Lead Arranger.

BACKGROUND

(A)	By a facility agreement dated 30 May 2008 (the “Original Agreement” as amended and supplemented by an Amending and Restating Deed dated 9 June 2010, and by supplemental agreements dated 20 May 2013 and 13 March 2014, together, the “Facility Agreement”) and made between (amongst others) the parties hereto the Lenders have made available to the Borrower a loan of up to USD288,000,000.

(B)	By a transfer certificate dated 29 June 2017 the Lender has assumed all rights and obligations of the Lenders under the Facility Agreement, and is therefore lender of the whole of the Loan.

(C)	The Agent and Security Trustee were appointed as such pursuant to a deed of resignation and a deed of appointment, each dated 30 June 2017.

(D)	The Borrower has made a request to the Lenders that they agree to amend the Facility Agreement and this Agreement sets out the terms and conditions on which the Creditor Parties agree, with effect on and from the Effective Date, to make amendments to the Facility Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Facility Agreement and the other Finance Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Commercial Manager” means, in relation to each Ship, Navios Shipmanagement Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Effective Date” means the date on which the Agent issues the Effective Date Notice;

“Effective Date Notice” means the written confirmation from the Agent to the Borrower that the Agent has received the documents and evidence specified in clause 3.1 in a form and substance satisfactory to it in the form of Appendix 1 to this Agreement;

“Facility Agreement” means the Facility Agreement referred to in Recital (A);

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“Mortgage Addendum” means in respect of each Mortgage an addendum thereto executed or to be executed by the Borrower which is party to such Mortgage in such form as the Agent shall require;

“New Guarantor” means Navios Maritime Containers Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Original Agreement” means the Original Agreement referred to in Recital (A).

1.3	Application of construction and Interpretation provisions of Facility Agreement. Clauses 1.3 to 1.7 (inclusive) of the Facility Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE CREDITOR PARTIES

2.1	Creditor Parties’ consent. The Creditor Parties hereby agree to amend the Facility Agreement on condition that:

2.1.1	the Agent, or its authorised representative, has received the documents and evidence specified in Clause 3.1 in form and substance satisfactory to the Agent; and

2.1.2	the representations and warranties contained in clause 4 are then true and correct as if each was made with respect to the facts and circumstances existing at such time.

3	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

3.1	Conditions precedent. The conditions referred to in Clause 2.1.1 are that the Agent shall have received the following documents:

3.1.1	Corporate authorities

(i) duly legalized resolutions of the directors and shareholders of the Borrowers, the New Guarantor and the Commercial Manager approving such of this Supplemental Agreement and the Mortgage Addenda to which they are respectively a party and authorising the execution and delivery thereof and performance of their obligations thereunder, additionally certified by an officer of such Security Party as having been duly passed at a duly convened meeting of its directors and not having been amended, modified or revoked and being in full force and effect; and

(ii) duly legalized originals or Certified Copies of any powers of attorney issued by the Borrowers, the New Guarantor and the Commercial Manager pursuant to such resolutions;

3.1.2	Certificate of incumbency

a list of directors and officers and shareholders/members of the Borrowers, the New Guarantor and the Commercial Manager, specifying the names and positions of such persons, certified by an officer of the Borrowers, the New Guarantor and the Commercial Manager as the case may be to be true, complete and up to date;

3.1.3	Mortgage Addenda/Mortgage Assignments

evidence that each Mortgage Addendum has been duly executed and registered against the Ship which is the subject thereof in accordance with the laws of the Marshall Islands;

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3.1.4	Laws of the Marshall Islands: opinion

a form of opinion of Messrs Reeder & Simpson special legal advisers to the Lender on Marshall Islands law in a form acceptable to the Agent;

3.1.5	Laws of England/Wales: opinion

a form of opinion of Messrs Ince & Co, special legal advisers to the Lender on English law in a form acceptable to the Agent;

3.1.6	Acknowledgment

an acknowledgement (in a letter or otherwise) signed by each Security Party (other than the Borrowers) in such form as the Agent may require in its sole discretion acknowledging the terms of this Agreement; and

3.1.7	Further opinions, etc

any further opinions, consents, agreements and documents in connection with this Agreement and the Finance Documents which the Agent (acting on the instructions of the Majority Lenders) may request by notice to the Borrowers.

3.2	If the Agent issues the Effective Date Notice prior to delivery to it of any of the documents and evidence set out in clause 3.1, the Borrowers must deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent, and issue by the Agent of the Effective Date Notice prior to delivery to it of all such documents and evidence shall not be construed as a waiver of the Creditor Parties’ right to receive all the documents and evidence required by clause 3.1.

3.3	Conditions subsequent. The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the Effective Date such of the legal opinions specified in clause 3.1 as have not already been provided to the Agent.

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Facility Agreement representations and warranties. The Borrowers represent and warrant to each Creditor Party that the representations and warranties in Clause 10 of the Facility Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENTS TO FACILITY AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Amendments to Facility Agreement. With effect on and from the Effective Date, the Facility Agreement shall be, and it is hereby, amended to read in accordance with the form of the amended and restated Facility Agreement set out in Schedule 2 (Amended and Restated Facility Agreement) and (as so amended) will continue to be binding upon the Creditor Parties and the Borrower in accordance with its terms as so amended and restated.

5.2	Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents other than the Facility Agreement, shall be, and shall be deemed by this Agreement to be, amended so that the definition of, and references throughout each of the Finance Documents to, the Facility Agreement shall be construed as if the same referred to the Facility Agreement as amended and supplemented by this Agreement.

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5.3	Finance Documents to remain in full force and effect.

The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCES

6.1	Borrowers’ obligation to execute further documents etc. The Borrowers shall, and shall procure that any other party to any Security Document shall:

6.1.1	execute and deliver to the Agent (or as it may direct, acting on the instructions of the Majority Lenders) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Agent may (acting on the instructions of the Majority Lenders), in any particular case, specify; and

6.1.2	effect any registration or notarisation, give any notice or take any other step, which the Agent may (acting on the instructions of the Majority Lenders), by notice to the Borrowers or other party, reasonably specify for any of the purposes described in Clause 5 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:

(a)	validly and effectively to create any Encumbrance or right of any kind which the Lenders intended should be created by or pursuant to the Facility Agreement or any other Security Document, each as amended and supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3	Terms of further assurances. The Agent may specify the terms of any document to be executed by the Borrowers or any other party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Security Trustee reasonably considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrowers shall comply with a notice under Clause 6.1 by the date specified in the notice.

6.5	Additional corporate action. At the same time as any Borrower or any other Security Party delivers to the Agent any document executed under Clause 6.1(a), the Borrowers or such other Security Party shall also deliver to the Agent a director’s certificate duly signed which shall:

(a)	set out the text of a resolution of the relevant Borrower’s or that other Security Party’s directors specifically authorising the execution of the document specified by the Agent (acting on the instructions of the Majority Lenders), and

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(b)	state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the relevant Borrower’s or that other Security Party’s articles of association or other constitutional documents.

7	FEES AND EXPENSES

7.1	Expenses. The provisions of Clause 20 (Fees and Expenses) of the Facility Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	NOTICES

8.1	General. The provisions of clause 28 (Notices) of the Facility Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

9.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Facility Agreement provisions. The provisions of Clause 31 (Lawand Jurisdiction) of the Facility Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed by MARIA TRIVELA	)
for and on behalf of	)
OLYMPIA II NAVIGATION LIMITED	) /s/ Maria Trivela
(as Borrower under and pursuant to	)
a power of attorney dated 28 June 2017))

SIGNED as a deed by MARIA TRIVELA	)
for and on behalf of	)
SUI AN NAVIGATION LIMITED	) /s/ Maria Trivela
(as Borrower under and pursuant to	)
a power of attorney dated 28 June 2017))

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SIGNED as a deed by MARIA TRIVELA	)
for and on behalf of	)
PINGEL NAVIGATION LIMITED	) /s/ Maria Trivela
(as Borrower under and pursuant to	)
a power of attorney dated 28 June 2017))

SIGNED as a deed by MARIA TRIVELA	)
for and on behalf of	)
EBBA NAVIGATION LIMITED	) /s/ Maria Trivela
(as Borrower under and pursuant to	)
a power of attorney dated 28 June 2017))

SIGNED as a deed by MARIA TRIVELA	)
for and on behalf of	)
CLAN NAVIGATION LIMITED	) /s/ Maria Trivela
(as Borrower under and pursuant to	)
a power of attorney dated 28 June 2017))

SIGNED as a deed by RONAN LE DU	)
for and on behalf of	)
ABN AMRO BANK N.V.	) /s/ Ronan Le Du
(as a Lender under and pursuant to	)
a power of attorney dated 13 February 2017))

SIGNED as a deed by RONAN LE DU	)
for and on behalf of	)
ABN AMRO BANK N.V.	) /s/ Ronan Le Du
(as Lead Arranger, Agent and Security Trustee	)
under and pursuant to	)
a power of attorney dated 29 June 2017)

Witness to all the above	)
Signatures:	)
Name:
Address:
47-49 Akti Miaouli
Piraeus, Greece

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Appendix 1

Form of

Effective Date Notice

To:	OLYMPIA II NAVIGATION LIMITED, SUI AN NAVIGATION LIMITED, PINGEL NAVIGATION LIMITED, EBBA NAVIGATION LIMITED and CLAN NAVIGATION LIMITED all of the Marshall Islands

We, ABN AMRO BANK N.V., refer to the supplemental agreement dated    June 2017 (the “Supplemental Agreement”) relating to a secured facility agreement 30 May 2008 (as amended and supplemented by an Amending and Restating Deed dated 9 June 2010, and by supplemental agreements dated 20 May 2013 and [     ] 2014, the “Facility Agreement”) made between (amongst others) you as the Borrowers and ourselves as the Agent.

We hereby confirm that all conditions precedent referred to in Clause 3.1 of the Supplemental Agreement have been satisfied. In accordance with Clauses 1.2 and 2.1 of the Supplemental Agreement the Effective Date is the date of this confirmation and the amendments to the Facility Agreement are now effective.

Dated: [                 ] 2017

Signed:_______________________________

for and on behalf of

ABN AMRO BANK N.V.

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Appendix 2

Form of Amended and Restated Facility Agreement

10

EXECUTION VERSION

Date 30 May 2008

as amended and restated

on            June 2017

OLYMPIA II NAVIGATION LIMITED

SUI AN NAVIGATION LIMITED

PINGEL NAVIGATION LIMITED

EBBA NAVIGATION LIMITED

and

CLAN NAVIGATION LIMITED

as joint and several Borrowers

- and –

ABN AMRO BANK N.V.

as Mandated Lead Arrangers

-and-

ABN AMRO BANK N.V.

as Lenders

- and -

ABN AMRO BANK N.V.

as Agent and as Security Trustee

FACILITY AGREEMENT

INDEX

Clause		Page

1	INTERPRETATION	3

2	FACILITY	22

3	POSITION OF THE LENDERS	23

4	DRAWDOWN	23

5	INTEREST	24

6	INTEREST PERIODS	26

7	DEFAULT INTEREST	27

8	REDUCTION, REPAYMENT AND PREPAYMENT	28

9	CONDITIONS PRECEDENT	30

10	REPRESENTATIONS AND WARRANTIES	31

11	GENERAL UNDERTAKINGS	34

12	CORPORATE UNDERTAKINGS	39

13	INSURANCE	41

14	SHIP’S COVENANTS	45

15	SECURITY COVER	50

16	PAYMENTS AND CALCULATIONS	51

17	APPLICATION OF RECEIPTS	53

18	APPLICATION OF EARNINGS, LOCATION OF ACCOUNTS	54

19	EVENTS OF DEFAULT	56

20	FEES AND EXPENSES	61

21	INDEMNITIES	62

22	NO SET-OFF OR TAX DEDUCTION	63

23	ILLEGALITY, ETC	64

24	INCREASED COSTS	65

25	SET-OFF	66

26	TRANSFERS AND CHANGES IN LENDING AND BOOKING OFFICES	67

27	VARIATIONS AND WAIVERS	70

28	NOTICES	71

29	JOINT AND SEVERAL LIABILITY	72

30	SUPPLEMENTAL	73

31	LAW AND JURISDICTION	74

SCHEDULE 1 BANKS AND COMMITMENT		75

SCHEDULE 2 DRAWDOWN NOTICE		76

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		77

SCHEDULE 4 TRANSFER CERTIFICATE		80

SCHEDULE 5 FORM OF COMPLIANCE CERTIFICATE		84

SCHEDULE 6 SHIP DETAILS		86

EXECUTION PAGE		88

THIS AGREEMENT is made on 30 May 2008 and amended and restated on                June 2017

BETWEEN

(1)	OLYMPIA II NAVIGATION LIMITED, SUI AN NAVIGATION LIMITED, PINGEL NAVIGATION LIMITED, EBBA NAVIGATION LIMITED and CLAN NAVIGATION LIMITED, as joint and several Borrowers;

(2)	ABN AMRO BANK N.V., as Mandated Lead Arrangers;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part A of Schedule 1, as Lenders;

(4)	ABN AMRO BANK N.V., as Agent; and

(5)	ABN AMRO BANK N.V., as Security Trustee.

BACKGROUND

(A)	The Lenders have agreed to:

(a)	continue to make available to the Borrowers a term loan facility of up to US$35,000,000; and

(b)	make available to the Borrowers

(i)	Advance B for the purpose of enabling the Borrowers to on-lend the same to Collateral Guarantor A to finance its acquisition of Ship F; and

(ii)	Advance C for the purpose of enabling the Borrowers to on-lend the same to Collateral Guarantor B to finance its acquisition of Ship G,

(B)	The Lenders have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement (including in the above recitals):

“Account Bank” means ABN AMRO Bank N.V. acting through its branch at 93 Coolsingel, 3012 Rotterdam, the Netherlands or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and which is of a rating acceptable to the Lenders, in their sole discretion;

“Account Security Deed” means a deed creating security in respect of the Earnings Accounts and the Retention Account in the Agreed Form;

“Advance A” means the advance equal to the lesser of (i) $34,320,000 and (ii) 80% of the aggregate Fair Market Values of the Chartered Ships no more than 30 days prior to the Drawdown Date in respect of Advance A, to be applied in or towards financing or refinancing the acquisition of the Chartered Ships or, as the context requires, the amount thereof outstanding from time to time;

“Advance B” means, if drawn before Advance C, an amount equal to the lesser of (i) $3,180,000 and (ii) 70% of the Fair Market Value of Vessel F and if drawn after Advance C, the lesser of (aa) the difference between $5,680,000 and the drawn amount of Advance C and (bb) an amount which, when added to Advance A and Advance C, will equal 70% of the aggregate Fair Market Values of all the Ships which will be subject to a Mortgage on the Drawdown Date in respect of Advance B, no more than 30 days prior to the Drawdown Date in respect of Advance B, to be applied in or towards financing or refinancing the acquisition of Ship F or, as the context requires, the amount thereof outstanding from time to time;

“Advance C” means, if drawn before Advance B, an amount equal to the lesser of (i) $3,180,000 and (ii) 70% of the Fair Market Value of Vessel G and if drawn after Advance B, the lesser of (i) the difference between $5,680,000 and the drawn amount of Advance B and (ii) an amount which, when added to Advance A and Advance B, will equal 70% of the aggregate Fair Market Values of all the Ships which will be subject to a Mortgage on the Drawdown Date in respect of Advance C, no more than 30 days prior to the Drawdown Date in respect of Advance C, to be applied in or towards financing or refinancing the acquisition of Ship G or, as the context requires, the amount thereof outstanding from time to time;

“Advances” means together, Advance A, Advance B and Advance C and, in the singular, means any of them;

“Actual Delivery Date” means, in relation to each Ship, the day on which such Ship is actually delivered by the relevant Seller to the relevant Borrower pursuant to the relevant MOA;

“Affected Lender” has the meaning given in Clause 5.7;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and made between the same parties;

“Agent” means ABN AMRO Bank N.V., duly incorporated under the laws of Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, acting for the purposes of this Agreement through its office at Coolsingel 93, 3012, AE Rotterdam, The Netherlands (or of such other address as may last have been notified to the Borrowers) or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Agreed Form” means, in relation to any document, that document in the form approved in writing by the Agent or as otherwise approved in accordance with any other approved procedure specified in any relevant provision of any Finance Document;

“Applicable Accounts” means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated accounts and financial statements of the Group or the quarterly unaudited consolidated accounts and financial statements of the Group, in each case, which the Borrowers are obliged to deliver to the Agent pursuant to Clause 11.6;

“Approved Broker” means each of (i) H. Clarkson & Co. Ltd. of St Magnus House, 3 Lower Thames Street, London EC3R 6HE, England, (ii) Arrow Sale & Purchase (UK) Limited of Harbour House, Chelsea Harbour, London SW10 0XE, England, (iii) SSY Valuation Services Limited of Lloyds Chambers, 1 Portsoken Street, London E1 8PH, England, (iv) Fearnleys of P.O. Box 1158 Sentrum, 0107 Oslo, Norway, (v) Maersk Broker

K/S, Midtermolen 1, 2100 Copenhagen, Denmark, (vi) Braemar Seascope Limited of One Strand, Trafalgar Square, London WC2N 5HR, England, (vii) E.A. Gibson Shipbrokers Ltd., Audrey House, 16-20 Ely Place, London EC1N 6SN, England, (viii) BRS of 11 Boulevard Jean Mermoz, 92200 Neuilly-sur-Seine, France and (ix) Howe Robinson Partners of 3rd Floor, 40 Gracechurch St, London EC3V 0BT, United Kingdom, or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Bank and agreed with the Borrowers;

“Approved Flag” means the Republic of Marshall Islands or such other flag as the Agent may, with the authorisation of all the Lenders, in their absolute discretion, approve as the flag on which a Ship may be registered;

“Approved Flag State” means the Republic of Marshall Islands or any other country in which the Agent may with the authorisation of all the Lenders, approve that a Ship be registered;

“Approved Time Charter Assignment” means, in relation to a Ship, the assignment of each Approved Time Charter in the Agreed Form;

“Availability Period” means    for Advance B and Advance C, the period commencing on the date of this Agreement and ending on the earlier of (a) 31 December 2017, (b) the Delivery Date in respect of the second Collateral Ship to be delivered under a Collateral MOA and (c) any date on which (i) the aggregate of Advance B and Advance C is equal to the Total Commitments or (ii) the Total Commitments are reduced to zero; or, in each case, such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers;

“Basel III” means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement—Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

“Basel IV” means any amendment, replacement or refinement of Basel III known or to be known as “Basel IV”;

“BNP” means BNP Paribas, acting through its branch at 63/F, Two International Finance Centre, 8 Finance Street, Central Hong-Kong;

“BNP Account” means, in relation to each Borrower, an account in the name of such Borrower with BNP designated “[name of relevant Borrower] - Earnings Account”;

“BNP Account Security Deed” means, in relation to each Borrower, a deed creating security in respect of its BNP Account in the Agreed Form (and “BNP Account Security Deeds” means all of them collectively);

“Borrower A” means Olympia II Navigation Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Borrower B” means Sui An Navigation Limited, a corporation incorporated under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Borrower C” means Pingel Navigation Limited, a corporation incorporated under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Borrower D” means Ebba Navigation Limited, a corporation incorporated under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Borrower E” means Clan Navigation Limited, a corporation incorporated under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Borrower” means each or, as the context may require, any of Borrower A, Borrower B, Borrower C, Borrower D and Borrower E (and “Borrowers” means all of them collectively);

“Business Day” means a day (other than a Saturday and a Sunday) on which commercial banks are open in Athens, Piraeus, Amsterdam, Rotterdam and Hong Kong and, in respect of a day on which:

(a)	LIBOR is to be determined, also in London; and

(b)	a payment is required to be made under a Finance Document in Dollars, also in New York City;

“Change of Control Event” means the occurrence after the Execution Date of any of the following:

(i)	the Permitted Owners sell any shares in the Corporate Guarantor which would reduce the proportion of issued shares owned by them in aggregate in the Corporate Guarantor to below 30%; or

(ii)	the Corporate Guarantor issues further shares which would reduce the proportion of issued shares in the Corporate Guarantor owned by the Permitted Owners in aggregate to below 30%;

“Chartered Ships” means, together, Ship A, Ship B, Ship C, Ship D and Ship E.

“Collateral Account Security Deed” means, in relation to each Collateral Guarantor, a deed creating security in respect of its Collateral Earnings Account in the Agreed Form (and “Collateral Account Security Deeds” means all of them collectively);

“Collateral Charter Assignment” means, in relation to any Extended Employment Contract over a Collateral Ship, the assignment thereof in the Agreed Form;

“Collateral Earnings Account” means, in relation to each Collateral Guarantor, an account in the name of such Collateral Guarantor with the Account Bank designated “[name of relevant Collateral Guarantor] - Earnings Account”, or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as such account in relation to that Collateral Guarantor for the purposes of this Agreement

“Collateral General Assignment” means, in relation to a Collateral Ship, a general assignment of its Earnings, Insurances and Requisition Compensation in the Agreed Form (and “Collateral General Assignments” means both of them collectively);

“Collateral Guarantee” means each guarantee executed or to be executed by the Collateral Guarantor in favour of the Security Trustee in the Agreed Form(and “Collateral Guarantees” means both of them collectively);

“Collateral Guarantees” means both of them collectively);

“Collateral Guarantor A” means Velour Management Corp., a corporation incorporated under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Collateral Guarantor B” means Bertyl Ventures Co., a corporation incorporated under the laws of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;

“Collateral Guarantor” means each or, as the context may require, either of Collateral Guarantor A or Collateral Guarantor B (and “Collateral Guarantors” means both of them collectively);

“Collateral Manager’s Undertaking” means a letter of undertaking from the Approved Manager in the Agreed Form;

“Collateral Mortgage” means, in relation to a Collateral Ship, the first preferred or, as the case may be, priority ship mortgage on the Ship under the relevant Approved Flag in the Agreed Form (and “Collateral Mortgages” means all of them collectively);

“Collateral Shares Pledge” means, in relation to each Collateral Guarantor, a deed creating security in respect of the issued share capital of that Collateral Guarantor executed or to be executed by the Corporate Guarantor in favour of the Security Trustee in the Agreed Form (and “Collateral Shares Pledges” means all of them collectively);

“Collateral Ship” means each of Ship F and Ship G and in the plural means both of them;

“Commitment” means in relation to Advance B and Advance C, in relation to a Lender, the amount set opposite its name in the second column of Part A of Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate in the form set out in Schedule 5 (or in any other form which the Agent, acting with the authorisation of all the Lenders, approves or requires);

“Contractual Currency” has the meaning given in Clause 21.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means the guarantee executed or to be executed by the Corporate Guarantor in favour of the Security Trustee in the Agreed Form;

“Corporate Guarantor” means Navios Maritime Containers Inc., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(c)	any other law or regulation which implements Basel III;

“CRR” means Regulations (EU) No. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012

“Creditor Party” means the Agent, the Security Trustee, any Mandated Lead Arranger, or any Lender, whether as at the date of this Agreement or at any later time;

“Delivery Date” means, in relation to each Collateral Ships, the date on which title to and possession of such Collateral Ship is transferred to the relevant Collateral Guarantor;

“Dollars” and “$” mean the lawful currency for the time being of the United States of America;

“Drawdown Date” means, for any Advance, the date requested by the Borrowers for that Advance to be made, or (as the context requires) the date on which that Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Collateral Guarantor owning such Ship or the Security Trustee and which arise out of the use or operation of such Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower or the Collateral Guarantor which owns that Ship or a Security Party in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances relating to that Ship in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to each Borrower and each Collateral Guarantor, an account in the name of such Borrower or Collateral Guarantor with the Account Bank designated “[name of relevant Borrower/ Collateral Guarantor] - Earnings Account”, or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as such account in relation to that Borrower or Collateral Guarantor for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Borrower and/or a Collateral Guarantor and/or the Approved Manager or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Borrower and/or a Collateral Guarantor and/or the Approved Manager and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Extended Employment Contract” means, in respect of a Collateral Ship, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of either Collateral Ship in any pool) which has a tenor exceeding twelve (12) months (including any options to renew or extend such tenor);

“Fair Market Value” means, in relation to a Ship, its market value determined in accordance with Clause 15.3;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(d)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(e)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(f)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;

“Finance Documents” means collectively:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Corporate Guarantee;

(d)	the General Assignments;

(e)	the Mortgages;

(f)	the Account Security Deeds;

(g)	the BNP Account Security Deeds

(h)	the Approved Time Charter Assignments;

(i)	the Manager’s Undertaking;

(j)	the Shares Pledges;

(k)	the Collateral Guarantees;

(l)	the Collateral General Assignments;

(m)	the Collateral Mortgages;

(n)	the Collateral Charter Assignments;

(o)	the Collateral Manager’s Undertaking;

(p)	the Collateral Shares Pledges; and

(q)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrowers (or any of them) or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Creditor Parties under this Agreement or any of the other documents referred to in this definition

(and a “Finance Document” means each or, as the context may require, any of them);

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person

“Financial Year” means, each period of 12 months ending on 31 December other than in the case of the first year which may be such shorter period commencing from the date of incorporation of the relevant company or such other date as the Majority Lenders may agree (such agreement not to be unreasonably withheld);

“General Assignment” means, in relation to a Ship, a general assignment of its Earnings, Insurances and Requisition Compensation in the Agreed Form (and “General Assignments” means all of them collectively);

“Group” means at any relevant time the Corporate Guarantor and its Subsidiaries but excluding any company which is publicly listed;

“Group Member” means any member of the Group;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“IACS” means the International Association of Classification Societies;

“IAPPC” means, in relation to a Ship, a valid international air pollution prevention certificate for such Ship issued pursuant to the MARPOL Protocol;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation (as the same may be amended and supplemented from time to time);

“ISSC” means a valid and current international ship security certificate issued under the ISPS Code;

“Latest Accounts” means, in respect of any financial quarter or year of the Group, the latest unaudited (in respect of each financial quarter) or audited (in respect of each financial year) financial statements required to be prepared pursuant to clause 11.6;

“Lender” means, subject to Clause 26.6:

(a)	a bank or financial institution listed in Part A of Schedule 1 and acting through its branch indicated in Part A of Schedule 1 (or through another branch notified to the Agent under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11:00 am London time on the Quotation Day for dollars and for a period comparable to the Interest Period of the Loan, that part of the Loan or that Unpaid Sum and if any such rate is less than zero LIBOR shall be deemed to be zero;

“Liquidity” means:

(a)	cash in hand legally and beneficially owned by any Group Member; and

(b)	cash deposits legally and beneficially owned by any Group Member and which are deposited with (A) the Bank or (B) any other bank or financial institution,

which in each case is at the free and unrestricted disposal of the relevant Group Member by which it is owned including any funds held with any bank from time to time to satisfy minimum liquidity requirements;

“Loan” means the principal amount which has been advanced under this Agreement and which is outstanding for the time being;

“Major Casualty” means, in relation to a Ship, any casualty to such Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total 66.67 per cent. or more of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 66.67 per cent. or more of the Loan;

“Management Agreement” means, in respect of each Ship, a management agreement made or to be made between the Approved Manager and the relevant Borrower in such form and substance acceptable to the Agent acting with the authorisation of the Majority Lenders (and “Management Agreements” means all of them collectively);

“Manager’s Undertaking” means a letter of undertaking from the Approved Manager in the Agreed Form;

“Mandatory Cost” means in respect of any Interest Period the amount which the Lender certifies is the cost to it for making available the Loan for that Interest Period as a result of the Lender’s compliance with any regulation;

“Margin” means 3.85 per cent. per annum;

“MARPOL Protocol” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as amended in 1978 and 1997);

“Maturity Date” means, the earlier of (i) the date falling 18 months after drawdown of the second one of Advance B and Advance C to be drawn down and (ii) 31st December 2018;

“Mortgage” means, in relation to a Ship, the first preferred or, as the case may be, priority ship mortgage on the Ship under the relevant Approved Flag in the Agreed Form (and “Mortgages” means all of them collectively);

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 23.1 or 24.1 as the context requires;

“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Owners” means, in relation to the Corporate Guarantor, any one or more of Navios Maritime Holdings Inc., Navios Maritime Partners L.P., Mrs Angeliki Frangou and their respective Affiliates;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clauses 14.13(h);

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the relevant Borrower is actively prosecuting or defending such proceedings or arbitration in good faith by appropriate steps;

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)	Any right of pledge and/or set off created pursuant to the general banking conditions (algemene bankvoorwaarden) of ABN AMRO Bank NV;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Agent or the Security Trustee in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Reference Banks” means the branch of ABN AMRO Bank N.V. at 93 Coolsingel, 3012 AE Rotterdam, The Netherlands and the London branch of ABN AMRO Bank N.V. or such other banks as may be appointed by the Bank in consultation with the Borrowers

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment of the Loan is required to be made under Clause 8.1;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Restricted Person” means a person that is:

(a)	listed on, or owned or controlled by a person listed on any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of country-wide Sanctions; or

(c)	otherwise a target of Sanctions

“Retention Account” means an account in the joint names of the Borrowers and the Collateral Guarantors with the Account Bank designated “[Navios Maritime Containers] - Retention Account”, or any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Agent as such account for the purposes of this Agreement;

“Sanctions” means any economic or trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(i)	the United States government;

(ii)	the United Nations;

(iii)	the European Union or any of its Member States;

(iv)	the United Kingdom;

(v)	any country to which any Security Party or any other member of the Group or any of their Affiliates is bound; or

(vi)	the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”) (together “Sanctions Authorities” and each, “Sanctions Authority”);

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, or any similar list issued or maintained or made public by any of the Sanctions Authorities;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Corporate Guarantor, the Collateral Guarantors, the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders anks that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrowers or any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document;

“Security Trustee” means ABN AMRO Bank N.V., duly incorporated under the laws of Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, acting for the purposes of this Agreement through its office at Coolsingel 93, 3012, AE Rotterdam, The Netherlands (or of such other address as may last have been notified to the Borrowers pursuant to clause 26.4) or any successor of it appointed under clause 5 of the Agency and Trust Deed;

“Seller” means either Ship F Seller or Ship G Seller and “Sellers” refers to both;

“Shareholder” means, Navios Partners Containers Inc. a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Shares Pledge” means, in relation to each Borrower, a deed creating security in respect of the issued share capital of that Borrower executed or to be executed by the Shareholder in favour of the Security Trustee in the Agreed Form (and “Shares Pledges” means all of them collectively);

“Ship” means each or, as the context may otherwise require, any of Ship A, Ship B, Ship C, Ship D, Ship E, and (following their acquisition by the relevant Collateral Guarantors) the Collateral Ships (and “Ships” means all of them collectively);

“SMC” means a safety management certificate issued in respect of a Ship in accordance with Rule 13 of the ISM Code;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)	requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Bank) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered (subject to any applicable deductible) by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach; and

(c)	any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless it is within 90 days redelivered to the full control of the Borrower owning such Ship;

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning such Ship with such Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2; and

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed; and

“US GAAP” means the generally accepted accounting principles applied from time to time in the United States of America.

Words and expressions defined in Schedule 6 (Ship Details) when used in this Agreement shall have the meanings given to them in Schedule 6 (Ship Details) as if the same were set out in full in this clause 1.1.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with the appointment of an administrator;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, out-of-pocket expenses, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected or which the relevant Borrower is obliged to effect in respect of each Ship, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (01/11/02 or 01/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995 or 1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) and/or (2) Basel III and/or (3) Basel IV and/or (4) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III and/or Basel IV (including CRD IV and CRR), and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it);

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02) or clause 24 of the Institute Time Clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clause (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. “Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this clause:

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

”Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make or, as the case may be, continue to make available to the Borrowers a loan facility of up to $40,000,000 in three Advances being:

(a)	Advance A in the amount of up to the least of (i) $34,320,000 and (ii) 80% of the aggregate Fair Market Value of the Chartered Ships as at 30 June 2017;

(b)	Advance B in an amount equal to the lesser of (i) $3,180,000 and (ii) 70% of the Fair Market Value of Vessel F and if drawn after Advance C, the lesser of (aa) the difference between $5,680,000 and the drawn amount of Advance C and (bb) an amount which, when added to Advance A and Advance C, will equal 70% of the aggregate Fair Market Values of all the Ships which will be subject to a Mortgage on the Drawdown Date in respect of Advance B, no more than 30 days prior to the Drawdown Date in respect of Advance B, to be applied in or towards financing or refinancing the acquisition of Ship F;

(c)	Advance C in an amount equal to the lesser of (i) $3,180,000 and (ii) 70% of the Fair Market Value of Vessel G and if drawn after Advance B, the lesser of (aa) the difference between $5,680,000 and the drawn amount of Advance B and (bb) an amount which, when added to Advance A and Advance B, will equal 70% of the aggregate Fair Market Values of all the Ships which will be subject to a Mortgage on the Drawdown Date in respect of Advance C, no more than 30 days prior to the Drawdown Date in respect of Advance C, to be applied in or towards financing or refinancing the acquisition of Ship G.

2.2	Lenders’ participations in Advance. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances. Each Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS

3.1	Interests several. The rights of the Lenders under this Agreement are several.

3.2	Individual right of action. Each Lender shall be entitled to sue for any amount which has become due and payable by any Borrower to it under this Agreement without joining the Agent, the Security Trustee, any other Lender as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender may commence proceedings against the Borrowers or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrowers, any Security Party, any other Lender being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrowers may request Advance B and Advance C to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Rotterdam time) 3 Business Days prior to the intended Drawdown Date of such Advance.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date for an Advance has to be a Business Day during the Availability Period;

(b)	the amount of the Advance B and Advance C shall not exceed the amount set out in Clause 2.1; and

(c)	all applicable conditions precedent set out in Clause 9.1 shall have been fulfilled.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or an authorised signatory of the Borrowers; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers for on-payment to the relevant Collateral; Guarantor the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advances to third party. A payment by the Agent under Clause 4.6 shall constitute the making of the relevant Advance and the Borrowers shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Use of proceeds

(a)	the Bank shall have no responsibility for the Borrowers’ use of the proceeds of the Loan.

(b)	The Borrowers shall not, and shall procure that no Security Party or other Group Member or any affiliate of any of them shall, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loan or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Person; or (ii) in any other manner that could result in a Borrower, any other Security Party or a Creditor Party being in breach of any Sanctions or becoming a Restricted Person.

4.9	Cancellation. If any part of the Commitment has not been drawn down under this Agreement at the end of the Availability Period, such undrawn portion shall, on the day following the last day of the applicable Availability Period, be permanently and irrevocably cancelled; it is hereby agreed that any undrawn portion of any part of the Total Commitments at the end of the Availability Period shall, on the day following the last day of the Availability Period, be permanently and irrevocably cancelled.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on an Advance shall be paid by the Borrowers on the last day of the Interest Period applicable to such Advance.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period applicable to it shall be the aggregate of (a) the Margin, (b) LIBOR and (c) Mandatory Costs (if any) for that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period of longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation when it is required to do so, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be determined by the Agent.

5.7	Market disruption. The following provisions of this Clause 5 apply if:

(a)	no Screen Rate is available for an Interest Period and 2 or more of the Reference Banks do not before 1.00 p.m. (London time) on the Quotation Date provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50 per cent. of the Loan (or, if no Advance has been drawn, Lenders having Commitments amounting to more than 50 per cent. of the aggregate of the Total Commitments) notify the Agent that by reason of changes affecting the London Interbank Market, adequate and fair means do not exist for determining the rate of interest on an Advance (or part of it) for that Interest Period at or about 1.00 p.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution, as the case may be (or any part of it) during that Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before an Advance is to be made:

(a)	in a case falling within Clauses 5.7(a) or (b), the Lenders’ obligations to make that Advance;

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in that Advance,

(i) in the case of Clause 5.9(a), shall be made on the basis of an alternative interest rate and interest period which the Lenders or (as the case may be) the Affected Lender may select as cost of funding of the Lenders or (as the case may be) the Affected Lender, in Dollars or in any available currency of their or its Contribution plus the Margin and Clauses 5.10, 5.11, 5.12 and 5.13 shall apply; and (ii) in the case of Clause 5.9(b), shall be suspended while the circumstances referred to in the Agent’s notice continue and thereafter Clauses 5.10, 5.11, 5.12 and 5.13 shall apply.

5.10	Negotiation of alternative rate of interest. If the Agent serves a notice under Clause 5.8, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days’ notice of their intention to prepay at the end of the interest period set by the Agent (in the case where a notice has been served under Clause 5.8 after an Advance has been made) or the Borrowers may notify the Agent of their intention not to proceed with the relevant drawdown (in the case where a notice has been served under Clause 5.8 prior to making an Advance).

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender so far as they relate to the relevant Advance shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Interest Periods. The first Interest Period applicable to Advance B and Advance C shall commence on its Drawdown Date and shall terminate simultaneously with the then current Interest Period for Advance A, and thereafter each subsequent Interest Period shall be applicable to both Advances and shall commence on the expiry of the preceding Interest Period and each Interest Period shall, be:

(a)	3 months; or

(b)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers;

provided that in respect of an amount due to be repaid under Clause 8.1 on a particular Repayment Date, an Interest Period relating to such Advance shall end on that Repayment Date.

6.2	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (Rotterdam time) on the third Business Day before the commencement of that Interest Period that it is not satisfied that deposits in Dollars for a period equal to that Interest Period will be available to it in the London Interbank Market when that Interest Period commences, that Interest Period shall be of 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the Margin plus and Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the relevant Lenders from such other sources as the Agent (after consultation with the Reference Bank) may from time to time determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REDUCTION, REPAYMENT AND PREPAYMENT

8.1	Repayment of Advances. The Borrowers shall repay:

(a)	Advance A by six (6) consecutive three-monthly instalments as follows:

(i)	each in an amount equal to 9.375% of Advance A; and

(ii)	a balloon payment payable together with the last instalment in an amount equal to 43.75% of Advance A;

(b)	Advance B by six (6) consecutive three-monthly instalments as follows:

(i)	each in an amount equal to 9.375% of Advance B; and

(ii)	a balloon payment payable together with the last instalment in an amount equal to 43.75% of Advance B,

(c)	Advance C by six (6) consecutive three-monthly instalments as follows:

(i)	each in an amount equal to 9.375% of Advance C; and

(ii)	a balloon payment payable together with the last instalment in an amount equal to 43.75% of Advance C

Provided that if the Borrowers do not draw down either of Advance B or Advance C then they shall make a prepayment of the Loan on the last day of the Availability Period in an amount so that the Loan equals 70% of the aggregate Fair Market Value on the date of such prepayment of such of the Ships as is then subject to a Mortgage.

8.2	Repayment Dates. The first instalment under:

(a)	Advance A shall be repaid on 30 September 2017 and the last instalment on the Maturity Date; and

(b)	Advance B and Advance C shall be repaid on 30 September 2017 and the last instalment on the Maturity Date.

8.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.5 are that:

(a)	a partial prepayment shall be in an amount of $500,000 or a higher integral multiple of $500,000;

(b)	the Agent has received from the Borrowers at least 10 Business Days’ prior written notice specifying the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects any Borrower or any Security Party has been complied with; and

(d)	each partial prepayment shall be applied pro rata against the Advances, and pro rata against the repayment instalments of each Advance (including the relevant balloon payment) which are at the time being outstanding, unless the Lenders agree otherwise in writing.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.6(c).

8.8	Mandatory prepayment.

(a)	The Borrowers shall be obliged to prepay the portion of the Loan specified in Clause 8.9:

(i)	if a Ship is sold, on or before the date on which the sale is completed by delivery of such Ship to the relevant buyer; or

(ii)	if, after delivery, a Ship becomes a Total Loss, on the earlier of the date falling 120 days (or such longer period as the Agent, acting on the instructions of the Majority Lenders, may agree (such consent not to be unreasonably withheld)) after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.9	Amounts of mandatory prepayments. The amount of the Loan to be prepaid in the circumstances contemplated in Clause 8.8(a) is the greatest of:

(a)	the amount of the sale or total loss proceeds payable in respect of such sale or Total Loss;

(b)	an amount that, if the ratio set out in Clause 15.1 were applied immediately following the making of such prepayment, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(c)	an amount so that if the ratio of (i) the aggregate of the Fair Market Values (determined as provided in Clause 15.3) of the Ships plus the net realisable value of any additional security previously provided under Clause 15 to (ii) the Loan is the same after such prepayment is made as it was before such prepayment is made.

8.10	Mandatory prepayment – Loan. The Borrowers shall be obliged to prepay the whole Loan, and any undrawn part of the Total Commitment shall be cancelled upon:

(a)	the circumstances referred to in Clause 23 (illegality) arising, and in accordance with that Clause; or

(b)	there occurs any Change of Control Event.

8.11	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period applicable thereto, together with any sums payable under Clause 21.1(c) but without premium or penalty.

8.12	Voluntary cancellation of Commitments. Subject to the following conditions, the Borrowers may cancel the whole or any part of the Total Commitment.

8.13	Conditions for cancellation of Commitments. The conditions referred to in Clause 8.12 are that:

(a)	a partial cancellation shall be $500,000 or a higher integral multiple of $500,000;

(b)	the Agent has received from the Borrowers at least 10 Business Days’ prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.

8.14	Effect of notice of cancellation. The service of a cancellation notice given under Clause 8.13(b) shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled, following which:

(a)	in the case of a permanent cancellation of part of the Total Commitments the Commitment of each Lender shall be permanently reduced pro rata; and

(b)	the amounts by which the Total Commitments shall be periodically reduced pursuant to Clause 8.16(a) shall be reduced pro rata by the amount by which the Total Commitments has been permanently cancelled.

8.15	No re-borrowing. No amount prepaid or cancelled under Clauses 8.5, 8.9 and 8.12 may be re-borrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on the Drawdown Date but prior to the making of Advance B and Advance C, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the Drawdown Date, the Agent receives any fees that are due and payable under Clause 20.1 and has received payment of the expenses referred to in Clause 20.2;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default or any event in Clause 8.8 has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)	the representations and warranties in Clause 10.1 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(e)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within such period and on such terms as the Agent may specify in writing.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status.

(a)	Each Borrower is duly incorporated and validly existing under the laws of the Republic of Marshall Islands;

(b)	The Corporate Guarantor and each Collateral Guarantor is duly incorporated and validly existing under the laws of the Republic of the Marshall Islands.

10.3	Share capital and ownership. The legal title and beneficial ownership of all the issued shares in each Borrower are held by the Shareholder and the ultimate beneficial ownership of all the issued shares in each Borrower is held by the Corporate Guarantor, free of any Security Interest or other claim.

10.4	Corporate power. Each Borrower and each Security Party has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which each Borrower and the relevant Security Party is a party; and

(b)	in the case of each Borrower, to make all the payments contemplated by, and to comply with, the Finance Documents to which it is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower or a Security Party is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s or that Security Party’s legal, valid and binding obligations enforceable against that Borrower or that Security Party in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the relevant Borrower or the relevant Security Party which is party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by each Borrower and each Security Party of each Finance Document and each Approved Time Charter to which it is a party and (in the case of the Borrowers) the Management Agreements, and the borrowing by the Borrowers of the Loan and their and each Security Party’s compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of any Borrower or any Security Party; or

(c)	any contractual or other obligation or restriction which is binding on the Borrowers (or any of them) or any of the assets of the Borrowers and the Security Parties.

10.9	No withholding taxes. All payments which any Borrower or any Security Party is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of any Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower or any Security Party from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving any Borrower or any Security Party (including action relating to any alleged or actual breach of the ISM Code, the ISPS Code or the MARPOL Protocol) has been commenced or taken or, to any Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on that Borrower’s or that Security Party’s financial position or profitability.

10.13	Validity and completeness of documents. Each Approved Time Charter and each Management Agreement constitutes valid, binding and enforceable obligations of the relevant Borrower and (in the case of the Management Agreements) the Approved Manager in accordance with its terms and:

(a)	the copy of each Approved Time Charter and each Management Agreement delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to any of the Approved Time Charters or any Management Agreement have been agreed nor has the relevant Borrower, the relevant Seller, the Approved Time Charterer or Approved Manager waived any of their respective rights under any of the Approved Time Charters or the Management Agreements.

10.14	Compliance with certain undertakings. At the date of this Agreement, each Borrower and each of the Security Parties are in compliance with Clauses 11.2, 11.4, 11.5, 11.9, 11.13, 11.14 and 11.15.

10.15	Taxes paid. Each Borrower and each Security Party has paid all taxes applicable to, or imposed on or in relation to that Borrower, that Security Party, its business or the Ships.

10.16	Compliance. All requirements of the ISM Code, the ISPS Code and the MARPOL Protocol as they relate to each Borrower, the Approved Manager, each Security Party and the Ships have been complied with.

10.17	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which any Borrower is a party, each Borrower confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10.18	No immunity. No Borrower or Security Party benefits from any immunity from suit.

10.19	Disclosure of material facts. The Borrowers are not aware of any material facts or circumstances which have not already been disclosed to the Agent and which might, if disclosed to the Agent, adversely affect the decision of the Lenders to make the Loan available to the Borrowers.

10.20	Pari Passu. The obligations of each Borrower under the Finance Documents to which it is a party rank at least pari passu with all other unsecured indebtedness of that Borrower, other than indebtedness mandatorily preferred by law.

10.21	Governing law and enforcement. The choice of law as the governing law of any Finance Document will be recognised and enforced in the jurisdiction of incorporation of each Borrower and each relevant Security Party, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each Borrower and each relevant Security Party.

10.22	No filing or stamp tax. Under the laws of all Pertinent Jurisdiction relating to each Borrower and each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction (save for the Mortgages which are to be recorded with The Deputy Commissioner of Maritime Affairs of the Republic of Marshall Islands or the relevant Approved Flag State registry) or that any stamp, registration or similar tax be paid on or in relation the Finance Documents or the transactions contemplated by the Finance Documents.

10.23	Sanctions. No Security Party nor other Group Member nor any director, officer, agent, employee of any Security Party or other Group Member or any person acting on behalf of any Security Party or other Group Member, is a Restricted Person nor acts directly or indirectly on behalf of a Restricted Person.

10.24	Repetition. Each representation and warranty in this Clause 10 (other than this Clause 10.24) is deemed to be repeated by each Borrower by reference to the facts and circumstances then existing on each date during the Security Period.

11	GENERAL UNDERTAKINGS

11.1	General. Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. Each Borrower will:

(a)	hold the legal title to and the entire beneficial interest in the Ship owned by it, such Ship’s Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any asset which is the subject matter of a Finance Document or over any of its shares;

(c)	not create or permit to arise, any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(d)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its respective assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship to which Clause 14.13 applies.

11.4	No other liabilities or obligations to be incurred. No Borrower:

(a)	shall incur any liability or obligation except liabilities and obligations under the Finance Documents, the Approved Time Charter and the Management Agreement to which it is a party and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship owned by it; and

(b)	will incur any liability or obligation except liabilities and obligations;

(i)	under the Finance Documents to which it is a party;

(ii)	reasonably incurred in the ordinary course of that Borrower’s business of owning, operating, managing and/or chartering of ships and other ship-related business; and

(iii)	incurred in relation to or in connection with, the financing of ships owned or to be acquired by, members of the Group.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of any Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrowers will procure that there is sent to the Agent:

(i)	as soon as possible, but in no event later than 180 days after the end of each of its Financial Years, annual audited (prepared in accordance with US GAAP by a firm of accountants acceptable to the Agent) consolidated balance sheet and profit and loss accounts of the Corporate Guarantor (commencing with the Financial Year ending 31 December 2017), together with updated details (in a form acceptable to the Agent) of all off-balance sheet and time-charter hire commitments of each of the Ships and any other ship from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Group Member;

(b)	as soon as possible, but in no event later than 90 days after the end of each of its first three financial quarters, commencing with the third financial quarter of 2017, the Corporate Guarantor’s unaudited consolidated balance sheet and profit and loss accounts for that 3 month period certified as to their correctness by its chief financial officer; and

(c)	such further financial information about the Borrowers, the Corporate Guarantor, the Ships (including, but not limited to, present and future revenues, charter arrangements, Financial Indebtedness, employment details, operating expenses and projected capital expenditure) as the Agent may require.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and US GAAP;

(b)	fairly represent the state of affairs of the Group at the date of those financial statements and of its profit for the period to which those financial statements relate; and

(c)	fully disclose or provide for all significant liabilities of the Group.

11.8	Shareholder notices. The Borrowers will send to the Agent, at the same time as they are despatched, copies of all communications related to matters which could be considered material in the context of this Agreement and the other Finance Documents which are despatched to the Borrowers’ shareholders or any class of them, unless publicly announced or filed with a securities exchange.

11.9	Consents. Each Borrower will, and shall procure that each Security Party will, maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for each Borrower and each Security Party to perform its obligations under any Finance Document to which it is a party;

(b)	for the Approved Manager to perform its obligations under the Management Agreements;

(c)	for the validity or enforceability of any Finance Document to which it is a party;

(d)	for each Borrower, with effect from the Actual Delivery Date relating to its Ship, to acquire, register under an Approved Flag, own and operate the Ship to be owned by it;

(e)	for each Borrower to perform its obligations under the MOA and the Approved Time Charter and the Management Agreement to which it is or is to be a party;

and the Borrowers will, and shall procure that the Security Parties shall, comply with the terms of all such consents.

11.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that each Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, any MOA, any Approved Time Charter and any Management Agreement and give any notice or take any other step which to the best of its knowledge is or has become, or which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document, any MOA, any Approved Time Charter and any Management Agreement to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which any Finance Document creates.

11.11	Notification of litigation. The Borrowers will provide the Agent with details of any legal or administrative action involving any Borrower, any Security Party, the Approved Manager (to the best of its knowledge), the Approved Time Charterer, any MOA, any Approved Time Charter (to the best of its knowledge), any Ship, any Management Agreement, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrowers (or any of them) that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	Amendments to Approved Time Charters and Management Agreements. No Borrower will, without the prior written consent of the Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld), agree to any material amendment or supplement to, or waive any breach in relation to, the Approved Time Charter to which it is a party and will procure that the Approved Manager, will not, without the prior written consent of the Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld), agree to any material amendment or supplement to, or waive any breach in relation to any Management Agreement.

11.13	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records at the address stated in the definitions to this Agreement; and it will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Republic of Marshall Islands.

11.14	Confirmation of no default. The Borrowers will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by a duly authorised director of each Borrower and which states that no Event of Default or Potential Event of Default has occurred.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrowers’ obligations under Clause 11.15.

11.15	Notification of default. Each Borrower will notify the Agent as soon as it becomes aware of the occurrence of an Event of Default or a Potential Event of Default and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to it, the Security Parties, the Ships, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document or an Approved Time Charter or a Management Agreement;

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17	Provision of copies and translation of documents. The Borrowers will supply the Agent with a sufficient number of copies of the documents referred to above to provide a copy for each Creditor Party and, if the Agent so requires in respect of any of those documents, it will provide a certified English translation prepared by a translator approved by the Agent.

11.18	Sanctions. promptly upon becoming aware of them, provide to the Agent the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against a Security Party, any of the direct or indirect owners of a Security Party, any Affiliate of a Security Party, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose the same.

11.19	Money laundering. Promptly upon the Agent’s request, the Borrowers will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary “know your client” or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.

11.20	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any new prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.21	Class records

The Borrowers shall arrange for the Bank to have access electronically to the class records of each Ship by either (i) arranging for the relevant Classification Society to give the Bank direct access to such class records or (ii) designating the Bank as a user or administrator of the Borrowers’ electronic accounts with the relevant Classification Society;

11.22	Insurance opinion

The Borrowers shall provide the Bank on request, at the Borrowers’ cost, with an opinion from insurance consultants on the insurances effected or to be effected in respect of each Vessel, confirming that each Vessel is insured on terms approved by the Bank or, if such insurance opinion has been obtained by the Bank, shall reimburse the Bank for the cost of such opinion;

11.23	Sanctions

The Borrowers shall

(i)	not be, and shall procure that each other Group Member and each Affiliate of any of them and any director, officer, agent, employee or person acting on behalf of the foregoing is not, a Restricted Person and does not act directly or indirectly on behalf of a Restricted Person;

(ii)	not, and shall procure that no other Group Member or any Affiliate of any of them shall, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Bank;

(iii)	procure that no proceeds from any activity or dealing with a Restricted Person are credited to any bank account held with the Bank in its name or in the name of any other member of the Group or any Affiliate of any of them;

(iv)	and shall procure that each other Group Member and any Affiliate of any of them will, to the extent permitted by law, promptly upon becoming aware of them, supply to the Bank details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority;

(v)	not, and shall procure that no other member of the Group or any Affiliate of any of them will, directly or indirectly, make available any proceeds of the Loan to fund or facilitate trade, business or other activities (i) involving or for the benefit of any Restricted Person or (ii) in any other manner that could result in either Borrower or the Bank being in breach of any Sanctions or becoming a Restricted Person, or permit or authorise any other person to do either of (i) or (ii) above;

11.24	Anti-bribery

the Borrowers shall ensure that neither they nor any of their respective Affiliates, officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with any of its business.

11.25	Money Laundering

The Borrowers shall

(i)	provide the Agent with information, certificates and any documents required by the Agent to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering; and

(ii)	notify the Agent as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat Money Laundering may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed after the date of this Agreement.

12	CORPORATE UNDERTAKINGS

12.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise consent.

12.2	Maintenance of status. Each Borrower will maintain its separate corporate existence under the laws of the Republic of Marshall Islands.

12.3	Negative undertakings. No Borrower will:

(a)	carry on any business other than the owning, operating, managing and/or chartering of ships and other ship-related business or (ii) own any ship other than its Ship; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital unless:

(i)	the Borrowers are not in breach of any of their respective obligations under this Agreement and the other Finance Documents and no Event of Default or Potential Event of Default has occurred; and

(ii)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 15.3) is no greater than 60% both before and after such payment; and

(iii)	the Liquidity of the Group is at least $1,000,000 multiplied by the number of vessels owned by any member of the Group both before and after such payment;

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in any Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrowers than those which it could obtain in a bargain made at arms’ length;

(d)	in relation to the Earnings of the Ship owned by it, open or maintain any account with any bank or financial institution except accounts with BNP, the Account Bank, the Agent or the Security Trustee for the purposes of the Finance Documents;

(e)	without the prior written consent of the Agent, acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld), enter into any form of amalgamation, merger or de-merger, name change or any form of reconstruction or reorganisation.

12.4	Financial covenants. At all times during the Security Period, by reference to the Applicable Accounts ensure that :

(i)	at no time shall the Liquidity of the Group be less than $500,000 multiplied by the number of vessels owned by any member of the Group;

(ii)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 15.3) shall be at all times less than 80%; and

(b)	there is standing to the credit of each Earnings Account and Collateral Earnings Account at all times throughout the Security Period while the Ship or Collateral Ship of the Owner of that account is subject to a Mortgage or Collateral Mortgage at least $500,000.

12.5	Compliance Check. Compliance with the undertakings contained in Clause 12.4 shall be determined by reference to the unaudited consolidated accounts for each consecutive quarter period in each Financial Year of the Corporate Guarantor, commencing with the third financial quarter of 2017 and the audited consolidated accounts for that Financial Year of the Corporate Guarantor delivered to the Agent pursuant to Clause 11.6 of this Agreement. Unless and until the Agent (acting with the authorisation of the Majority Lenders) otherwise agrees in writing, at the same time as it delivers those consolidated accounts for each consecutive quarter, the Borrowers shall deliver to the Agent a Compliance Certificate, signed by the chief financial officer of the Corporate Guarantor.

12.6	Change in accounting expressions and policies. If, by reason of change in format or US GAAP or other relevant accounting policies, the expressions appearing in any accounts and financial statements referred to in Clause 11.6 alter from those in the accounts and financial statements for the Group for the Financial Year ended 31 December 2017, the relevant definitions contained in Clause 1.1 and the provisions of Clause 12.4 shall be deemed modified in such manner as the Agent, acting with the authorisation of the Majority Lenders, shall require to take account of such different expressions but otherwise to maintain in all respects the substance of those provisions.

13	INSURANCE

13.1	General. Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13, and ensure that the Collateral Guarantors comply with the same, at all times until the last day of the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. Each Borrower shall procure that the Ship owned by it is insured at its expense against:

(a)	fire and such other risks as are usually contained within a standard marine insurance policy and/or increased value and disbursements policy covering the hull and machinery of such Ship;

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the relevant Borrower to insure and which are specified by the Security Trustee by notice to the relevant Borrower.

13.3	Terms of obligatory insurances. Each Borrower shall effect such insurances in respect of its Ship:

(a)	in Dollars and/or such currencies as agreed with the Security Trustee;

(b)	in the case as specified in Clause 13.2, cover is to be on an agreed value basis in an amount at least the greater of (i) such amount as when added to the insured value of the other Ships is 120 per cent. of the amount of the Loan and (ii) the Fair Market Value of that Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under a standard protection and indemnity entry with an international group protection and indemnity club (currently $1,000,000,000 in relation to any one event);

(d)	in relation to protection and indemnity risks in respect of each Ship’s gross tonnage;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as an additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if any Borrower fails to do so.

13.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	before the expiry of any obligatory insurance effected by it:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	as soon as practicable but in any event before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Trustee is provided as soon as practicable with pro forma copies of all policies relating to the obligatory insurances which have been effected or renewed and of a letter or letters or undertaking in a form required by the Security Trustee and that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of any of the Ships or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ships forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. Each Borrower shall ensure that for any protection and indemnity and/or war risks associations in which a Ship is entered the Security Trustee will be provided with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)	where required to be issued under the terms of insurance/indemnity provided by the relevant Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or similar document or documents) made by the relevant Borrower in relation to the Ship owned by it in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the relevant Ship.

13.8	Deposit of original policies. Each Borrower shall ensure that all policies issued and relating to obligatory insurances are deposited by the relevant Borrower, with the approved intermediaries or other approved parties through which the insurances are effected or renewed.

13.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances terms and conditions, and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. No Borrower shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall, make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which its Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Borrower shall employ its Ship, nor allow such Ship to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. No Borrower shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. Each Borrower shall promptly upon request by the Agent provide the Security Trustee, copies of all written communications which are material in the context of the Borrowers’ obligations under the Finance Documents between it and:

(a)	the approved brokers or insurers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the relevant Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the relevant Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker or consultant as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.16	Mortgagee’s interest insurance. The Security Trustee (acting on behalf of all the Lenders) shall be entitled, at the Lenders’ cost, from time to time to effect, maintain and renew a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in an amount equal to at least 120% of the Loan such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate.

13.17	Review of insurance requirements. The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting any Borrower or any Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

13.18	Modification of insurance requirements. The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Majority Lenders reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.19	Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

13.20	Assured and Co-Assured. If persons other than the relevant Borrower and/or Security Trustee are named as assureds or co-assureds in the insurance policy of the relevant Ship, the Borrowers shall procure that these persons assign their insurances to the Security Trustee upon such terms and conditions as the Security Trustee may require.

14	SHIP’S COVENANTS

14.1	General. Each Borrower also undertakes with each Creditor Party to comply with, and will ensure that the Collateral Guarantors comply in relation to their Ships, with, the following provisions of this Clause 14 at all times until the last day of the Security Period except as the Agent, with the authority of the Majority Lenders, may otherwise permit (such permission not to be unreasonably withheld in the case of Clause 14.13(b)).

14.2	Ship’s name and registration. Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag free of any Security Interest other than a Permitted Security Interest; and shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not, without the prior written consent of the Security Trustee change the name or port of registry of the Ship owned by it.

14.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain that Ship’s class with Lloyds Register of Shipping or Germanischer Lloyd AG (or such other first-class classification society which is a member of IACS acceptable to the Agent, such acceptance not to be unreasonably withheld or delayed) free of overdue recommendations and conditions affecting that Ship’s class that have not been complied with in accordance with their terms; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code and the MARPOL Protocol.

14.4	Classification society undertaking. Each Borrower shall instruct the classification society referred to in Clause 14.3(b) (and procure that the classification society undertakes with the Security Trustee):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship owned by that Borrower;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the relevant Borrower or any person that the Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the relevant Borrower’s or its Ship’s membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)	to confirm that the relevant Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if the relevant Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5	Modification. Each Borrower shall not make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on its Ship which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6

Removal of parts. No Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the

Ship the property of that Borrower and subject to the security constituted by the Mortgage, relative to the Ship Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any material risk of damage to the Ship.

14.7	Surveys. Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee, with copies of all survey reports.

14.8	Inspection. Each Borrower shall permit and facilitate the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs (at the Borrowers’ cost) and shall afford all proper facilities for such inspections, at the cost of the Borrowers for one such inspection per Ship in each calendar year and otherwise at the Agent’s cost.

14.9	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against its Ship, its Earnings or its Insurances;

(b)	all taxes, dues and other amounts charged in respect of its Ship, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of its Ship, the Earnings or the Insurances;

and, forthwith upon receiving notice of the arrest of a Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS code, the MARPOL Protocol and Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business that Borrower;

(b)	comply, and will use best endeavours to procure that each Security Party and each other Group Member will, comply in all respect with all Sanctions;

(c)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS code and the MARPOL Protocol; and

(d)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit its Ship to enter or trade to any zone which is declared a war zone by any government or by its Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of its Ship and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	each Borrower’s, the Approved Manager’s or a Ship’s compliance with the ISM Code, the ISPS Code and the MARPOL Protocol;

and, upon the Security Trustee’s request, provide copies of any current charter relating to any Ship, of any current charter guarantee and copies of the relevant Borrower’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. Each Borrower shall immediately notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within the relevant specified time limit or, in the absence of such time limit, promptly;

(d)	any arrest or detention of its Ship, any exercise or purported exercise of any lien on its Ship or its Earnings or any requisition of that Ship for hire;

(e)	any Environmental Claim made against any Borrower, a Collateral Guarantor or the Approved Manager or in connection with any Ship or Collateral Ship or any Environmental Incident;

(f)	any claim for breach of the ISM Code, the ISPS Code or the MARPOL Protocol being made against any Borrower or the Approved Manager or otherwise in connection with any Ship; or

(g)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code, the ISPS Code or the MARPOL Protocol not being complied with;

and the Borrowers shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of each Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. No Borrower shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months other than an Approved Time Charter;

(c)	enter into any charter in relation to its Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter its Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of its Ship other than the Approved Manager;

(f)	agree to any alteration to the material terms of the Management Agreement relating to its Ship or to any other terms of the Approved Manager’s appointment;

(g)	de-activate or lay up its Ship for more than 30 days; or

(h)	put its Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency), which amount shall exclude dry-docking costs, unless the Agent (acting with authorisation of the Majority Lenders) has given prior approval in writing.

14.14	Notice of Mortgage. Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by the relevant Borrower to the Security Trustee.

14.15	Sharing of Earnings. No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings other than any time or voyage charters with profit sharing clauses..

14.16	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that its Ship and the company responsible for such Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for its Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

14.17	Charters etc. The Borrowers shall (i) deliver to the Agent a Certified Copy of each Extended Employment Contract upon its execution, (ii) forthwith on the Agent’s request procure that the relevant Collateral Guarantor executes (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and use reasonable commercial efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer (provided that any failure to procure the same shall not constitute an Event of Default) and (iii) pay all legal and other costs incurred by the Agent in connection with any such Charter Assignments, forthwith following the Agent’s demand.

14.18	Green Passport. The Borrowers shall procure that immediately following completion of its next dry-docking, each Ship shall hold at all times during the Facility Period a Green Passport or equivalent document where “Green Passport” means a document listing all the potentially hazardous materials on board the Ship or the “Inventory of Hazardous Materials” (IHM Certificate) or equivalent document as may be required by the Classification Society.

14.19	Sustainable Vessel dismantling. Each Borrower shall ensure and procure a safe, sustainable and environmentally responsible dismantling of the Ships upon the same being scrapped or otherwise taken out of service.

14.20	Inspection Reports. The Borrowers shall provide to the Agent by no later than 30 September 2017 an inspection report in respect of each Ship and each Collateral Ship which is subject to a Mortgage or a Collateral Mortgage, in a form and substance, and from a marine surveyor, acceptable to the Agent.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if, after the end of the third financial quarter of 2017, the Agent notifies the Borrowers that:

(a)	the aggregate of the Fair Market Values (determined as provided in Clause 15.3) of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15;

is below 120 per cent of the Loan.

15.2	Provision of additional security; prepayment. If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall, within 1 month after the date on which the Agent’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require; or

(b)	prepay and/or cancel, in accordance with Clause 8, such part (at least) of the Loan as will eliminate the shortfall.

15.3	Valuation of Ship. The Fair Market Value at any date is that shown by a valuation prepared:

(a)	subject to Clause 2.2, as at a date not more than 30 days previously;

(b)	by an Approved Broker;

(c)	with or without physical inspection of that Ship (as the Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

Valuations shall be obtained by the Borrowers and addressed to the Agent:

(i)	prior to (but dated no more than 30 days prior to) the Drawdown Date;

(ii)	at quarterly intervals (on each date on which the Borrowers are required pursuant to Clause 12.5 to deliver a Compliance Certificate to the Agent); and

(iii)	(in addition to (a) and (b) above) at any other time as the Agent shall require (in its absolute discretion).

15.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed under this Clause 15.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made by the Lenders or by the Borrowers under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to such account as the Agent may from time to time notify to the Borrowers and the other Creditor Parties for this purpose; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by a Borrower or a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and guarantee fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Creditor Party shall be made available by the Agent to that Creditor Party by payment, with funds having the same value as the funds received, to such account as the Creditor Party may have notified to the Agent not less than 3 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower, any Lender any sum which the Agent is expecting to receive for remittance or distribution to that Borrower, to that Lender until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to a Borrower, a Lender, without first having received that sum, the Borrower or (as the case may be) , the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by any Borrower and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to each Creditor Party from each Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by any Borrower and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrowers or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party in the absence of manifest error.

16.12	FATCA

(a)	FATCA Information

(i)	Subject to subclause (3) below, each party to a Finance Document shall, within ten Business Days of a reasonable request by another party to the Finance Documents:

(2)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party;

(3)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA; and

(4)	supply to the requesting party such forms, documentation and other information relating to its status as the requesting party reasonably requests for the purposes of the requesting party’s compliance with any other law, regulation, or exchange of information regime.

(ii)	If a party to any Finance Document confirms to another party pursuant to subclause (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party and the Agent reasonably promptly.

(iii)	Subclause (a) above shall not oblige any Creditor Party to do anything, and Subclause (a) (iii) above shall not oblige any other party to a Finance Document to do anything, which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that Creditor Party, any fiduciary duty or any duty of confidentiality.

(iv)	If a party to any Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with subclause (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(a)	FATCA Deduction

(v)	a party to any Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to any Finance Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(vi)	a party to any Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrowers, the Agent and the other Creditor Parties.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee and the other Creditor Parties under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a), (b), (c) and (d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrowers or to any other person entitled to it.

17.2	Variation of order of application. The Agent may, with the authorisation of the Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS, LOCATION OF ACCOUNTS

18.1	Payment of Earnings. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (subject only to the provisions of the Mortgages, the Deeds of Covenant and the General Assignments), all the Earnings in respect of each Chartered Ship are paid (i) while such Chartered Ship is subject to an Approved Time Charter, to the BNP Account applicable to the Borrower which is the owner of such Ship, (ii) after termination of the Approved Time Charter in respect of such Chartered Ship, and at all times in respect of the Ships which are not Chartered Ships, to the Earnings Account applicable to the Borrower or Collateral Guarantor which is the owner of such Ship;

18.2	Standing Order. The Borrowers shall ensure that any amount credited to any BNP Account shall immediately be transferred to the Earnings Account owned by the Borrower which is the owner of that BNP Account.

18.3	Application of Earnings. Each Borrower undertakes with each Creditor Party that money from time to time credited to, or for the time being standing to the credit of, an Earnings Account shall, unless and until an Event of Default or Potential Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), be available for application in the following manner:

(a)	FIRSTLY: in or towards meeting the costs, fees and expenses payable by the Borrowers under the Finance Documents;

(b)	SECONDLY: in or towards making the transfers to the Retention Accounts pursuant to Clause 18.3;

(c)	THIRDLY: in or towards meeting the costs and expenses from time to time incurred by or on behalf of the Borrowers in connection with the operation of the Ships.

18.4	Monthly retentions. Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period on the same day in each month, there is transferred to the Retention Account:

(a)	one-third of the repayment instalment in respect of each Advance falling due under Clause 8.1 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on each Advance which is payable on the next due date for payment of interest.

Where:

“relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if current Interest Period ends after the next date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next date for payment of interest under this Agreement).

18.5	Shortfall in Earnings. If the aggregate Earnings received in the Earnings Accounts and Collateral Earnings Accounts are insufficient in any month for the required amount to be transferred to any Retention Account under Clause 18.3, the Borrowers shall make up the amount of the insufficiency by payment in Dollars to the Retention Account.

18.6	Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Account Bank shall on each Repayment Date and on each due date for the payment of interest under this Agreement pay to the Agent, for the Agent to distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the repayment instalment due on that Repayment Date; or, as the case may be,

(b)	the amount of interest payable on that interest payment date in discharge of the Borrowers’ liability for that repayment instalment or that interest.

18.7	Location of accounts. Each Borrower shall promptly :

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts, the Retention Account or any of them, provided that those accounts must at all times be with the Account Bank; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over the Earnings Accounts and the Retention Account.

18.8	Borrowers’ obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable (i) under clauses 5.1 and 8.1 shall be treated as having been paid at the stipulated time if (aa) received by the Agent within two (2) days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within three (3) Business Days of demand); or

(b)	any breach occurs of Clause 9.2, 10,23, 11.2, 11.3, 11.23, 12.2, 12.3, 12.4 or 15.2 or clause 5.3 of the Corporate Guarantee; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the reasonable opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness (exceeding $5,000,000 in respect of the Corporate Guarantor and $1,000,000 for all other Relevant Persons) of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable prior capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(iv)	an event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to Financial Indebtedness of a Relevant Person; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress, or any form of freezing order, in respect of a sum of, or sums aggregating, $5,000,000 or more in respect of the Corporate Guarantor and $1,000,000 or more for all other Relevant Persons or the equivalent in another currency and, in respect of a Relevant Person other than a Security Party, the same is not lifted within 30 days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, and administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (a) a Relevant Person, (b) the members or directors of a Relevant Person, (c) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (d) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Agent and effected not later than three months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (a) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (b) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there be no administration and (in both cases (a) or (b)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Agent is similar to any of the foregoing; or

(h)	any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union; or

(i)	any Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement or the other Finance Documents; or

(j)	it becomes unlawful or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(k)	any consent necessary to enable any Borrower to own, operate or charter its Ship or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document, any MOA or any Approved Time Charter or any Management Agreement is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(l)	it appears to the Majority Lenders that, without their prior consent a change has occurred after the date of this Agreement in the legal or ultimate beneficial ownership of any of the shares in a Borrower; or

(m)	any provision which the Majority Lenders acting reasonably consider material of a Finance Document or any Approved Time Charter proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or;

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy and if, in the opinion of the Majority Lenders, capable of remedy, such event or circumstance continues unremedied 14 days after written notice from the Agent to the Borrowers or relevant Security Party requesting action to remedy the same; or

(o)	any Approved Time Charter is terminated other than by mere effluxion of time;

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person; or

(iii)	any litigation or proceedings are commenced or threatened against a Relevant Person,

in the light of which the Majority Lenders reasonably consider that:

(1)	there is a significant risk that any Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

(2)	such event represents a material adverse change to the business of the Borrowers (or any of them) or such Security Party.

19.2	Actions following an Event of Default. On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Borrowers:

(a)	cancel the Total Commitments, at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawals be made from any Earnings Account or the Retention Account; and/or

(e)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of liabilities. On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Agent may serve notices under Clause 19.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Creditor Party and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

19.7	Bank’s rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19 a “Relevant Person” means a Borrower, the Corporate Guarantor, any other Security Party (other than Rickmers Ship Management (Singapore) Pte. Ltd. and any other Approved Manager that is not a subsidiary of the Corporate Guarantor) and any of their Subsidiaries.

19.10	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	EXPENSES

20.1	commitment fee. The Borrowers shall pay to the Agent for the account of the Lenders pro rata in accordance with their Commitments, on each of the dates falling at three (3) monthly intervals after 29 June 2017 until the last day of the Availability Period and on the last day of the Availability Period, commitment commission accruing from the date of this Agreement (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of one point five four per cent (1.54%) per annum on the daily undrawn amount of the Total Commitments

20.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including without limitation, any travel expenses).

20.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose (including without limitation any litigation cost).

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify each Creditor Party on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan or any part of it under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, the MARPOL Protocol or any Environmental Law.

21.4	Currency indemnity. If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (Rotterdam time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.6	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

22.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment (other than a FATCA Deduction):

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, and each of the Creditor Parties of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increase cost”. In this Clause 24, “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	an additional or increased cost of funding all or maintaining all or any part the Notifying Lender’s Contributions or other unpaid sums or (as the case may require) the proportion of that cost attributable to the Contributions or other unpaid sums; or

(e)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment; cancellation. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days’ notice of their intention to:

(a)	prepay the Notifying Lender’s Contribution at the end of an Interest Period; and/or

(b)	cancel the Notifying Lender’s Available Commitment.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment and/or cancellation; and:

(a)	on the date on which the Agent serves that notice, the Available Commitment of the Notifying Lender shall be cancelled;

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may, following the occurrence of an Event of Default which is continuing, without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of any Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers (or any of them) to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of a Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Creditor Party. For the purposes of this Clause 25, a sum payable by the Borrowers (or any of them) to the Agent or the Security Trustee for distribution to, or for the account of, any Creditor Party shall be treated as a sum due to that Creditor Party; and each Creditor Party’s proportion of a sum so payable for distribution to, or for the account of, the Creditor Parties shall be treated as a sum due to such Creditor Party.

25.4	No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING AND BOOKING OFFICES

26.1	Transfer by Borrowers. No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, (i) if such transfer is to any bank or financial institution affiliated to a Lender or if such transfer is made while an Event of Default is continuing, without the consent of the Borrowers or (ii) if such transfer is to any arm’s length bank or financial institution, with the prior consent of the Borrowers, (such consent not to be unreasonably withheld or delayed) at any time, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties and each of the Creditor Parties;

(b)	on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the transferor’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Creditor Party and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrowers and each Creditor Party irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers, any Security Party, or the other Creditor Parties; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

Without prejudice to the above, each Borrower irrevocably authorises each Creditor Party to give, divulge and reveal from time to time information and details relating to its accounts, the Finance Documents and the facilities granted pursuant thereto to any authorities, each Creditor Party’s head office, branches and affiliates, any other parties to the Finance Documents and any person regarding any funding, operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with any enforcement or assignment or transfer of any of the Creditor Parties’ rights and obligations. This authorisation shall survive and continue in full force and effect for the benefit of each Creditor Party notwithstanding the repayment, cancellation or termination of the Loan or any part thereof and/or the termination of one or more types of banker-customer relationships between any Security Party and the relevant Creditor Party.

26.14	Change of lending or booking office. A Lender may, at its own cost, change its lending or booking office, as the case may be, by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect,

provided that the Borrowers shall bear no additional obligations as a result of such change in lending office.

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending or booking office, as the case may be, of which the Agent last had notice.

26.15

Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by letter or fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 10.23, 11.23, 17, 18 or 31;

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Co-operation on potential restructuring of facilities. Provided the Lenders have provided their consent to the relevant tax enhancement structure (upon such terms as are acceptable to the Lenders), the Lenders will provide reasonable co-operation for such changes as are necessary (at the Borrowers’ costs) relating to such tax enhancement transaction.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax or electronic message; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrowers:	Address c/o Navios Shipmanagement Inc.

85 Akti Miaouli
Piraeus
Greece

	Fax no:	+ 30 210 453 1984

(b)	to a Lender:	At the address below its name in Part A of Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent and the	Address	Coolsingel 93
3012 AE Rotterdam
The Netherlands

		Attn:	Global Transportation & Logistics
		Fax no:	+31 (0) 10 401 53 23

or to such other address as the relevant party may notify to the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax or electronic message shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY/PARALELL DEBT

29.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint (notwithstanding Clause 29.2) and several.

29.2	No impairment of Borrowers’ obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrowers or any of them;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrowers or any of them;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any of the other Borrowers under this Agreement.

29.4	Subordination. Subject to Clause 29.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrowers’ required action. If during the Security Period, the Agent, by notice to any Borrower, requires it to take any action referred to in paragraphs (a) to (e) of Clause 29.4 in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

29.6	Parallel Debt

Notwithstanding any other provision of the Finance Documents, each Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own right and not as representative of the other Creditor Parties, sums equal to and in the currency of each amount payable by any Borrower and any Security Party to any Creditor Party under any Finance Document as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Creditor Party to take appropriate steps, in insolvency proceedings affecting that Borrower, to preserve its entitlement to be paid that amount (the “Parallel Debt”).

The Security Trustee shall have its own independent right to demand payment of the amounts payable by each Borrower under this Clause 29.6, irrespective of any discharge of any Borrower and/or any Security Party’s obligation to pay those amounts to the other Creditor Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Borrower and/or any Security Party, to preserve their entitlement to be paid those amounts.

Any amount due and payable by a Borrower to the Security Trustee under this Clause 29.6 shall be decreased to the extent that the other Creditor Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by a Borrower and/or a Security Party to the other Creditor Parties under those provisions shall be decreased to the extent the Security Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 29.6.

The Borrowers and the Creditor Parties acknowledge that, in respect of the Parallel Debt, the Security Trustee acts in its own name and not as representative of the Creditor Parties or any of them

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31	LAW AND JURISDICTION

31.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

31.4	Process agent. Each Borrower irrevocably appoints HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

31.5	Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings”. In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.